                   [Letterhead of Willkie Farr & Gallagher]

May 4, 1998

Panavision Inc.
6219 DeSoto Avenue
Woodland Hills, California  91367

Ladies & Gentlemen:

We have acted as special counsel to Panavision Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing by the Company with the Securities and Exchange Commission (the "Commission"), of a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to, among other things, the proposed merger of PX Merger Corporation, a Delaware corporation, and wholly owned subsidiary of PX Holding Corporation, a Delaware corporation ("PX Holding") with and into the Company (the "Merger"), pursuant to the Agreement of Recapitalization and Merger between PX Holding Corporation, PX Merger Corporation and Panavision Inc., dated as of December 18, 1997 (the "Recapitalization Agreement"). Pursuant to the Merger, each share of the Company's common stock, $.01 par value per share ("Panavision Common Stock" or "Shares"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Panavision Common Stock held by Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("Warburg")) will be converted at the election of the holder into either (a) the right to receive $27.00 in cash or (b) the right to retain one share of Panavision Common Stock, on the terms and subject to the conditions set forth in the Recapitalization Agreement.

Pursuant to the Amended and Restated Voting and Stockholders Agreement, dated as of April 16, 1998 (the "Stockholders Agreement"), by and among Warburg, Mafco Holdings Inc., a Delaware corporation ("Mafco") and Panavision Inc., Warburg has agreed to exchange 11,190,960 shares of Panavision Common Stock, representing 88% of the Panavision Common Stock that it owns, for Series A redeemable preferred stock of the Company (the "Redeemable Preferred Stock"), redeemable immediately upon consummation of the Merger at a price equivalent to $26.50 per share of

Panavision Inc.
May 4, 1998
Page 2

Panavision Common Stock on the terms and subject to the conditions set forth in the Stockholders Agreement.

We have examined and relied upon such records, documents and other instruments as we have deemed relevant and necessary as the basis for this opinion and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, with your permission, that (i) all outstanding Shares issued pursuant to the exercise of options have been, and all Shares to be issued after the date hereof and prior to the effective time of the Merger pursuant to the exercise of outstanding options, will be, issued in accordance with the terms and provisions of the option agreement governing such issuance and that such agreement is in the form approved by the Board of Directors or an appropriately authorized committee thereof and (ii) upon the exercise of all such options and warrants, the Company received or, if exercised after the date hereof, will receive, the consideration provided for in the applicable option agreement. As to various questions of fact material to this opinion, we have examined and relied upon, to the extent we deemed such reliance proper, representations, corporate records, agreements, documents and other instruments, certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that both the Redeemable Preferred Stock issued to Warburg pursuant to the Stockholders Agreement and the shares of Panavision Common Stock to be retained by election of the holder thereof, in the manner and on the terms described in the Registration Statement and the Recapitalization Agreement have been or, if issued after the date hereof pursuant to outstanding options, will be, duly authorized, validly issued, fully paid, and nonassessable under the General Corporation Law of the State of Delaware as in effect on this date.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States typically applicable to transactions contemplated by the Recapitalization Agreement, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

Panavision Inc.
May 4, 1998
Page 3

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto and to the use of our name under the heading "Legal Opinions" in the Proxy Statement included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/  Willkie Farr & Gallagher
-----------------------------